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FORM 3                                 U.S. SECURITIES AND EXCHANGE COMMISSION
------                                           Washington D.C.  20549

                              INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                       Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                         Section 17(a) of the Public Utility Holding Company Act of 1935 or
                                  Section 30(f) of the Investment Company Act 1940
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|1.Name and Address of Reporting Person  |2.Date of Event Re-  |4. Issuer Name and Ticker or Trading Symbol                    |
|                                        |  quiring Statement  |                                                               |
|    Radecki      Bernard                |  (Month/Day/Year)   |  C&D TECHNOLOGIES, INC.   (CHP)                               |
|----------------------------------------|    6/29/99          |---------------------------------------------------------------|
|   (Last)        (First)        (MI)    |---------------------|5.Relationship of Reporting Person to Issurer|6.If Amendment,  |
|                                        |3.IRS or Social Se-  |         (Check all applicable)              | Date of Original|
|    1400 Union Meeting Road             |  curity Number of   |                                             | (Month/Day/Year)|
|----------------------------------------|  Reporting Person   | ___ Director        ___ 10% Owner           |-----------------|
|          (Street)                      |  (Voluntary)        | _X_ Officer (give   ___ Other (specify      |7. Individual or |
|                                        |                     |       title below)             below)       | Joint/Group     |
|                                        |                     |                                             | filing (Check   |
|                                        |                     |   Vice President and General Manager of     | applicable line)|
|    Blue Bell        PA       19422     |                     |   Powercom Division                         |_X_Form filed by |
|                                        |                     |                                             | One Reporting   |
|                                        |                     |                                             | Person          |
|----------------------------------------|---------------------|---------------------------------------------|___Form filed by |
|  (City)            (State)     (Zip)   |                                                                   | More than One   |
|                                        |         TABLE I - Non-Derivative Securities Owned                 | Reporting Person|
|----------------------------------------|-------------------------------------------------------------------------------------|
|1.Title of Security         |2.Amount of Securities      | 3. Ownership             |4.Nature of Indirect Beneficial Ownership|
|  (Instr. 4)                |  Beneficially Owned        |    Form: Direct (D)      |  (Instr. 5)                             |
|                            |  (Instr. 4)                |    or Indirect (I)       |                                         |
|                            |                            |    (Instr. 5)            |                                         |
|----------------------------|----------------------------|--------------------------|-----------------------------------------|
|                            |                            |                          |                                         |
|                            |                            |                          |                                         |
|----------------------------|----------------------------|--------------------------|-----------------------------------------|
|                            |                            |                          |                                         |
|                            |                            |                          |                                         |
|                            |                            |                          |                                         |
|----------------------------|----------------------------|--------------------------|-----------------------------------------|
|                            |                            |                          |                                         |
|                            |                            |                          |                                         |
|                            |                            |                          |                                         |
|----------------------------|----------------------------|--------------------------|-----------------------------------------|
|                            |                            |                          |                                         |
|                            |                            |                          |                                         |
|                            |                            |                          |                                         |
|----------------------------|----------------------------|--------------------------|-----------------------------------------|
|                            |                            |                          |                                         |
|                            |                            |                          |                                         |
|                            |                            |                          |                                         |
|----------------------------|----------------------------|--------------------------|-----------------------------------------|
|                            |                            |                          |                                         |
|                            |                            |                          |                                         |
|                            |                            |                          |                                         |
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Reminder: Report of a separate line for each class securities owned directly or indirectly.
                                                                  SEC1473 (8-92)
                                                                   PAGE: 1 of 2

FORM 3 (continued)        TABLE II - Derivative Securities Beneficially Owned
                                  (e.g., puts, calls, warrants, options, convertable security)
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|1.Title of Derivative Security      |2.Date Exer-     |3.Title and Amount of Securities |4.Conver- |5.Owner-  |6.Nature of In-|
|  (Instr. 4)                        |  cisable and    |  Underlying Derivative Security |  sion or | ship     |  direct       |
|                                    |  Expiration     |  (Instr. 4)                     |  Exercise| Form of  |  Beneficial   |
|                                    |  Date (Month/   |                                 |  Price of| Deriv-   |  Ownership    |
|                                    |  Day/Year)      |                                 |  Deri-   | ative    |               |
|                                    |-----------------|---------------------------------|  vative  | Security |               |
|                                    |Date    |Expira- |                       | Amount  |  Security| Direct   |               |
|                                    |Exer-   |tion    |        Title          | or      |          | (D) or   |               |
|                                    |cisable |Date    |                       | Number  |          | Indirect |               |
|                                    |        |        |                       |of Shares|          | (I)      |               |
|                                    |        |        |                       |         |          | (Instr 5)|               |
|------------------------------------|--------|--------|-----------------------|---------|----------|----------|---------------|
|Employee Stock Option               |        |10/30/  |                       |         |          |          |               |
|Right to Buy                        | (1)    |2006    | Common Stock          |4,000    | 12.00    | D        |               |
|------------------------------------|--------|--------|-----------------------|---------|----------|----------|---------------|
|Employee Stock Option               |        |9/30/   |                       |         |          |          |               |
|Right to Buy                        | (2)    |2007    | Common Stock          |4,050    | 22.9375  | D        |               |
|------------------------------------|--------|--------|-----------------------|---------|----------|----------|---------------|
|Employee Stock Option               |        |9/29/   |                       |         |          |          |               |
|Right to Buy                        | (3)    |2008    | Common Stock          |3,500    | 23.3125  | D        |               |
|------------------------------------|--------|--------|-----------------------|---------|----------|----------|---------------|
|                                    |        |        |                       |         |          |          |               |
|                                    |        |        |                       |         |          |          |               |
|------------------------------------|--------|--------|-----------------------|---------|----------|----------|---------------|
|                                    |        |        |                       |         |          |          |               |
|                                    |        |        |                       |         |          |          |               |
|------------------------------------|--------|--------|-----------------------|---------|----------|----------|---------------|
|                                    |        |        |                       |         |          |          |               |
|                                    |        |        |                       |         |          |          |               |
|------------------------------------|--------|--------|-----------------------|---------|----------|----------|---------------|
|                                    |        |        |                       |         |          |          |               |
|                                    |        |        |                       |         |          |          |               |
|-------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:
(1) Option to buy shares of C&D TECHNOLOGIES, INC. Common Stock exercisable 33 1/3% on 10/30/97, 33 1/3% on 10/30/98 and 33 1/3% on 10/30/99.
(2) Option to buy shares of C&D TECHNOLOGIES, INC. Common Stock exercisable 33 1/3% on 9/30/98, 33 1/3% on 9/30/99, and 33 1/3% on 9/30/2000.
(3) Option to buy shares of C&D TECHNOLOGIES, INC. Common Stock exercisable 33 1/3% on 9/29/99, 33 1/3% on 9/29/2000 and 33 1/3% on 9/29/2001.



                                    /s/ Bernard Radecki             6/28/99
                                    ------------------------------- ----------
                                    **Signature of Reporting Person   Date

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

                                                                 SEC 1473 (8-92)
                                                                    PAGE 2